Exhibit 99.1

Quantum Materials Corp. to Accelerate Development of QMC HealthID™ and Quantum Dot Research Following Equity Investment from Pasaca Capital Inc.

The investment further strengthens the existing relationship between QMC HealthID™ and Innova Medical Group Inc., a Pasaca Capital Inc. portfolio company.

SAN MARCOS, Texas—(BUSINESS WIRE) – Leading American nanomaterial and quantum dot producer and technology company, Quantum Materials Corp (OTCQB: QTMM) today announced an equity investment from California-based private equity firm, Pasaca Capital, Inc. of $15 million and under terms of the distribution agreement formed between the two companies, Quantum Materials Corp would receive cumulative gross royalties and/or gross sales, licensing or other revenues of no less than $15,000,000, over the period including 2020 and continuing until twelve months after the Company has completed development of a functioning product integrating the QMC HealthID intellectual property and Innova Medical Group’s products.

The investment supports expansion of the QMC HealthID™ solution, further exploration of applications for quantum dot technology in healthcare, and the development of next generation quantum dot enhanced COVID-19 rapid test kits, in parallel with Innova Medical Group Inc., a Pasaca Capital Inc. portfolio company. These efforts are being led by Todd K. Malan, M.D. the company’s Senior Vice President of Clinical Research at QMC HealthID Incorporated.

“We are looking forward to capitalize on the synergies between our companies,” said Stephen B. Squires, CEO of Quantum Materials Corp. “To join Pasaca Capital, as a portfolio company, represents a tremendous opportunity to enhance our QMC HealthID™ offering, to accelerate our COVID-19 work with Innova Medical Group Inc. and to expand the use of quantum dot technology to advance diagnostics in a broad range of disease states. Together, we’re working to bring greater precision, personalization and access to healthcare.”

Innova Medical Group Inc. is the largest manufacturer of rapid antigen test kits and a leader in COVID-19 testing solutions globally. The agreement between QMC HealthID™ and Innova Medical Group Inc. is non-exclusive and allows other registered test kits and diagnostic services to be used by QMC HealthID™ customers.

About Quantum Materials Corp

At Quantum Materials our scientists and engineers believe in the power of innovation to make life better and solve critical problems facing our world. Whether its applied research into quantum materials, the development of advanced digital platforms, or creating new tools for personal health, we find our inspiration in discovering new solutions to build a better future for all. In its recent history, Quantum Materials has pioneered unique solutions in the area of quantum dot fabrication, quantum tagging, digital trust systems, and most recently, in the development of QMC HealthID™. Our team comprises experts in the areas of quantum materials, nanotechnology, health diagnostics, therapeutic health, digital platforms, advanced logistics, and anti-counterfeiting. As a company, we believe in collaboration. We find that innovation begins with the spark of a new insight that is rigorously pursued in a collegial and interdisciplinary environment. Bringing breakthrough ideas to life and forging new solutions inspires our work. For more information, visit Quantum Materials Corp at www.quantummaterialscorp.com

About QMC HealthID Inc.

QMC HealthID Inc., a wholly owned subsidiary of Quantum Materials Corp. (OTC Bulletin Board: QTMM), leverages its QMC technologies to address global health challenges spurred by current and future pandemics. The QMC HealthID management platform and mobile app authenticates the process of infectious disease testing and gives the individual control over the data they share and their personal health status. Virtually any current Covid-19 point of care or laboratory-based diagnostic test, including Innova Medical Group’s, SARS-CoV-2 Antigen Rapid Qualitative Test, can be implemented in the QMC HealthID™ testing and reporting solution. These tests along with the mobile app are designed to test for COVID-19, with benefit towards helping people get safely and securely back to work, school, travel, events and living. For more information, please visit www.qmchealthid.com.

QMC HealthID™, Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans” and similar expressions. Although QMC HealthID’s management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of QMC HealthID™, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such product candidates, the fact that product candidates if approved may not be commercially successful, the future approval and commercial success of therapeutic alternatives, QMC HealthID’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on us, our customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on our employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact us. This situation is changing rapidly, and additional impacts may arise of which we are not currently aware and may exacerbate other previously identified risks. Other than as required by applicable law, QMC HealthID™ does not undertake any obligation to update or revise any forward-looking information or statements.

Media Contact:

Niki Franklin

W2O

nfranklin@w2ogroup.com